UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 1, 2005 (October 27, 2005)

Affordable Residential Communities Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-31987	84-1477939
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

600 Grant Street, Suite 900, Denver, Colorado, 80203

(Address of Principal Executive Offices)  (Zip Code)

Registrant’s Telephone Number, Including Area Code:   303-383-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02   Results of Operations and Financial Condition.

On October 27, 2005, Affordable Residential Communities Inc. (the “Company”) issued a press release (“Press Release”) containing information regarding the Company and its operating partnership subsidiary, Affordable Residential Communities LP (the “Operating Partnership”) primarily reflecting the pro-forma results of the previously announced community sales by the Company and its subsidiaries and debt issuance by the Operating Partnership as of June 30, 2005.  The Press Release also addresses the initial estimates of damages suffered by the Company and its subsidiaries as a result of Hurricane Wilma. The Press Release is attached hereto as Exhibit 99.1, and the description of the Press Release set forth above is qualified in its entirety by reference and the description of such Exhibit.

The Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained therein are subject to certain risks and uncertainties including, but not limited to, statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ materially from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general risks affecting the real estate industry; the Company’s and/or the Operating Partnership’s ability to maintain or increase rental rates and occupancy with respect to properties currently owned; the Company’s assumptions on rental home and home sales and financing activity; completion of pending and community sales, if any, and timing and amount of proceeds with respect thereto; and the effect of interest rates. Additional factors that could cause the Company’s and the Operating Partnership’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2004 Annual Report on Form 10-K (included under the heading “Forward-Looking Statements”), and in the Company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov). The forward-looking statements contained in the Press Release speak only as of the date thereof, and neither the Company nor the Operating Partnership assume any obligation to update the forward-looking statements or update the reasons why actual results could differ from those contained in the forward-looking statements.

Item 2.06-Material Impairment.

The Press Release also addressed the fact that as a result of previously announced community sales the Company and the Operating Partnership expect to record a non-cash charge of approximately $33 million, net of minority interest, in the third quarter of 2005. The Company will record gains, if any, associated with the sales, once those sales have closed. There can be no assurances that any or all of the sales will close or that any gains or losses will be realized if any or all of the sales ultimately close. The Press Release is attached hereto as Exhibit 99.1. The description of the Press Release set forth above is qualified in its entirety by reference to such Exhibit.

Item 5.02  Departures of Directors or Principal Officers; Elections of Directors; Appointment of Principal Officers.

At a meeting of the Board of Directors of the Company on October 28, 2005, Charles R. Cummings, 69, was elected to the Board of Directors of the Company.  In addition, the Board of Directors determined that Mr. Cummings had the accounting and related financial expertise required by the New York Stock Exchange Rule 303A.07(a) and he was also appointed to the Company’s Audit Committee to serve as its Chairman. Mr. Cummings has served as Chairman and Chief Executive Officer of Opthalmic Innovations International, a manufacturer of intraocular lenses, since September 1998.  Concurrently from April 2005 to the present Mr. Cummings has been a partner with Bravo Equity Partners II, L.P., an equity investments group targeting growth companies with a focus on the Hispanic market.    He was a co-founder of IESI Corporation in 1994, serving as a director until the sale of the company in January 2005.  From December 2001 to January 2005 Mr. Cummings served as the Chairman of the Audit Committee for IESI.  From July 1999 to the present, Mr. Cummings has served as President of CB Resources, Inc., a petroleum and gas company, where he is responsible for handling all financial transactions on behalf of the company.  He is also a former audit partner with Arthur Young & Company.

There are no family relationships between Mr. Cummings and any director or executive officer of the Company or any of its subsidiaries, nor has Mr. Cummings or any member of his immediate family engaged in any related party transaction with the Company since the beginning of the Company’s last fiscal year.

In addition, J. Markham Green has stepped down as the Chairman of the Company’s Audit Committee, but will continue to serve as a Director of the Company and on the Audit Committee as a member.

Item 9.01    Exhibits.

(c)       Exhibits.

Exhibit Number	Description
Exhibit 99.1	Press Release dated October 27, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:         November 1, 2005

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

By:	/s/ Scott L. Gesell
Scott L. Gesell
Executive Vice President